UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 31, 2005

Bone Care International, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-27854	39-1527471

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Aspen Commons, Suite 900 Middleton, Wisconsin	53562
(Address of principal executive offices)	(Zip Code)

(608) 662-7800
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     Bone Care International Inc. (“Bone Care”) has previously entered into a change in control severance agreement with each of its executive officers. The merger contemplated by the Agreement and Plan of Merger dated as of May 4, 2005 (the “Merger Agreement”) among Bone Care, Genzyme Corporation (“Genzyme”) and a wholly-owned subsidiary of Genzyme will constitute a change in control for purposes of these agreements.

     As previously disclosed in the definitive proxy materials Bone Care filed with the Securities and Exchange Commission relating to the shareholder meeting to be held to consider the Merger Agreement, on May 25, 2005, Genzyme agreed that Bone Care could amend certain of the change in control severance agreements to provide for an additional payment to certain of Bone Care’s executive officers in the event of a termination of the executive officer’s employment that qualifies the executive for severance payments under his change in control severance agreement. For Messrs. Berns, Caruso, Hayden, Morgan, Durham, Mundy and Kokino, the additional payments would be $598,950, $363,000, $272,250, $254,100, $199,650, $163,350 and $108,900, respectively. These payments are in lieu of compensation which the compensation committee of Bone Care’s board of directors had discussed awarding to these executive officers prior to Genzyme’s expression of its interest in acquiring Bone Care.

     On May 31, 2005, the compensation committee of Bone Care’s board of directors approved amendments to the change in control severance agreements to provide for the additional payments described in the immediately preceding paragraph.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

BONE CARE INTERNATIONAL, INC.
Date: June 6, 2005	By:	/s/ Brian J. Hayden
		Name:	Brian J. Hayden
		Title:	VP Finance

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